Exhibit 99.3

SECOND AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT
The following is a summary of the amendments to the Amended and Restated Management Services Agreement. The MSA is included as an exhibit to this Form 8-K.
Board of Directors and Conflicts Committee
References to the general partner of NEP are replaced with references to the Board. References to the conflicts committee of the board of directors of the general partner of NEP are replaced with references to the conflicts committee of the Board.
Services
Among other services, the Manager will direct NEP and NEP’s subsidiaries with respect to certain tax-related matters pursuant to relevant provisions of the Partnership Agreement and the NEP OpCo Partnership Agreement.
Appointment of Officers
The Manager, pursuant to the terms of the MSA, will designate individuals (i) to serve on the boards of directors or their equivalents of NEP’s subsidiaries and (ii) to carry out the functions of principal executive, accounting and financial officers and otherwise to act as officers of NEP and NEP’s subsidiaries. The Board (i) will appoint such individuals designated by the Manager as NEP’s officers and, if any, employees and (ii) will cause the boards of directors or their equivalents or the controlling shareholder, member or general partner of NEP’s subsidiaries to appoint such individuals designated by the Manager to the applicable roles with respect to the applicable entity, as long as, in each case, the designees are determined by the Manager in good faith to have the appropriate experience, qualifications, skills and such other relevant attributes to carry out their designated functions.
Supervision of Manager’s Activities
The Manager and any individual designated by the Manager pursuant to the MSA are, at all times, subject to the supervision of the Board or its equivalent of the applicable entity and are required not to provide or arrange for the provision of these services as the Board or its equivalent may decline to accept from time to time. Any actions taken by the Manager are required to be consistent in all material respects with any guidelines, directions or instructions of the Board with respect to the applicable services.
Restrictions on the Manager
Under the MSA, among other restrictions, the Manager, its subsidiaries and any other entity or individual that the Manager has arranged to provide services are required to refrain from taking any action that, to the Manager’s knowledge, at the time such action is taken, is intended to materially conflict with or directly contravene any resolution or other determination of the Board in each case relating to the following significant activities of NEP:

•	establishing and approving NEP’s annual operating budget;

•	evaluating and approving capital decisions;

•	evaluating and approving debt and equity financing decisions;

•	assessing and approving quarterly cash distributions to Unitholders; and

•	analyzing and approving related party transactions among the Manager, its subsidiaries and any other entity or individual that the Manager has arranged to provide services.

Extension of term
The term of the MSA has been extended from March 10, 2034 to January 1, 2068.
Termination by NEP OpCo
NEP OpCo, on behalf of NEP and its other subsidiaries, may terminate the MSA upon ninety days’ prior written notice if, among other events, the Board determines in good faith that the Manager has intentionally or willfully defaulted in the performance of its obligations relating to the above-mentioned restrictions, such default has caused, or would reasonably be expected to cause, material harm to NEP and its subsidiaries, taken as a whole, and such default continues for a period of ninety days after written notice is given to the Manager specifying such default and requesting that the same be remedied in the ninety day period.

Deletion of Certain Provisions
Due to the expiration of the Purchase Price Adjustment Period, the provisions relating to Aggregate Shortfall, Shortfall and Shortfall Threshold have been deleted in the MSA. Each of the “Purchase Price Adjustment Period,” “Aggregate Shortfall,” “Shortfall” and “Shortfall Threshold” has the meaning assigned to it in the Purchase Agreement, dated as of July 1, 2014, by NEP and NEE Equity.

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